Exhibit 99.1

Allied Nevada Reports Q3 2011 Net Income of $14.7 Million ($0.16/Share)

Adjusted Cash Cost1 of $478 Per Ounce for the Third Quarter of 2011

November 7, 2011, Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to report its financial and operating results for the three and nine months ended September 30, 2011. The results presented in this press release should be read in conjunction with the Company’s Form 10-Q (quarterly report) filed on SEDAR and EDGAR and posted on Allied Nevada’s website at www.alliednevada.com. The financial results are based on United States GAAP and are expressed in U.S. dollars.

Third Quarter Achievements & Milestones:

•

Hycroft maintains an excellent operating record with no lost time accidents or significant environmental incidents in the third quarter of 2011. The mine achieved a significant safety milestone in October 2011 of two full years without a lost time accident.

•

Allied Nevada completed a positive mill feasibility study for Hycroft which projected an after-tax internal rate of return of 34% and net present value of $1.4 billion (assuming selling prices of $1,000 for gold and $18 for silver). The feasibility study indicates that the project can produce an average per year of 616,800 ounces of gold and 25.9 million ounces of silver at an adjusted cash cost[1] of $190 per ounce (including silver revenue as a byproduct credit) for 2015-2024.

•

Allied Nevada announced a significant increase to the Hycroft proven and probable mineral reserve estimate to 10.2 million ounces of gold and 388.6 million ounces of silver or 17.0 million ounces gold equivalent (854.0 million tons grading 0.012 ounces per ton (“opt”) Au, 0.46 opt Ag, or 0.02 opt AuEq) through the conversion of resources with the completion of the mill feasibility study[2].

•

Allied Nevada’s Board of Directors approved the capital spending required to complete detailed engineering for the mill expansion project and to procure long-lead mobile and fixed equipment. Subsequent to quarter end, the Company secured $300 million in vendor financing and placed orders for a large portion of the mobile equipment required for the project.

•

Allied Nevada Board of Directors approved the capital spending required to advance the construction of a gyratory crusher to be used in the Hycroft heap leach expansion project. Subsequent to quarter end, the Company placed an order for the primary gyratory crushing component.

Third Quarter Financial and Operating Highlights:

•

Third quarter production of 26,339 ounces of gold is below expectation, while silver production again reached a record of 121,264 ounces, exceeding expectation. Production has been adversely affected by

[1]	Allied Nevada uses the non-GAAP financial measures “adjusted cash cost” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.
[2]	See “Technical Report – Allied Nevada Gold Corp., Hycroft Mine, Winnemucca, Nevada, USA” dated October 5, 2011, and filed on SEDAR and posted on Allied Nevada’s website.

delays in receiving mining and processing equipment. The mine put into operation the first Hitachi EX5500 in September, six months behind schedule and expects to receive the second shovel in late November, four months behind schedule, due to the tragic tsunami that took place earlier this year in Japan, where the units are manufactured. The mine also experienced an eight week delay in receiving critical pumping equipment required to increase solution flow to the leach pads. This resulted in a lower than anticipated throughput for the Merrill-Crowe plant. As of mid-October 2011, the pumps have been installed and are operating as per plan. Silver production continues to exceed expectations due to better than anticipated grades mined and performance of the leach pads.

•

Third quarter gold sales of 26,971 ounces were below expectation, while the better than planned silver production resulted in record silver sales of 112,856 ounces. Adjusted cash costs[1] were $478 per ounce for the third quarter of 2011, in-line with previously stated guidance of $450-$490 per ounce. Operating costs at Hycroft began trending downward through the third quarter as a result of operating efficiencies with the newer mining equipment coming online.

•

Revenue from gold and silver sales in the third quarter of 2011 was $49.6 million compared with $38.9 million in the same period last year. The average realized gold price in the third quarter of 2011 was $1,684 per ounce, compared with $1,227 per ounce in the corresponding period in 2010.

•

Allied Nevada achieved net income of $14.7 million ($0.16 per share) in the third quarter of 2011, compared with net income of $3.1 million ($0.03 per share) for the same period in 2010. The increase in year-over-year net income is primarily attributed to increased revenue from a higher realized gold price, lower cost of sales and lower exploration and general & administrative expenses, which was offset by an increase in income tax expense.

•	Cash and cash equivalents at September 30, 2011 were $297.7 million.

•

Cash flow provided by operating activities was $15.5 million for the third quarter of 2011, compared to $11.5 million in the same period in 2010. The increase in cash flow from operations in the third quarter of 2011 is the result of increased net income, compared with the same period in 2010.

•

Cash used in investing activities was $21.8 million in the third quarter of 2011 compared with $13.1 million in the same period in 2010. Investing activities in the third quarter were primarily related to capital expenditures and mine development costs for the ongoing implementation of the heap leach expansion project. Included in the investing activities were capital expenditures of $8.9 million primarily for construction of the truck shop, leach pad expansions and the purchase of additional mining equipment.

•

In the third quarter of 2011, net cash used in financing activities was $1.2 million compared with net cash provided by financing activities of $3.4 million for the same period in 2010. Cash used in financing activities in the third quarter of 2011 was primarily used for the repayment of capital leases on mobile equipment.

[1]	Allied Nevada uses the non-GAAP financial measures “adjusted cash cost” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

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Operations Update

Key operating statistics for the three and nine months ended September 30, 2011, compared with the same periods in 2010, are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Total material mined (thousands of tons)	8,231	6,020	23,906	17,268

Ore grade – gold (oz/ton)	0.012	0.016	0.013	0.022
Ore grade – silver (oz/ton)	0.256	0.206	0.293	0.293

Ounces produced – gold	26,339	29,563	69,840	83,686
Ounces produced – silver	121,264	75,552	276,236	191,051

Ounces sold – gold	26,971	30,585	68,605	80,584
Ounces sold – silver	112,856	69,365	257,514	184,161

Average realized price – gold ($/oz)	$1,684	$1,227	$1,543	$1,194
Average realized price – silver ($/oz)	$38	$19	$36	$18

Average spot price – gold ($/oz)	$1,702	$1,227	$1,534	$1,178
Average spot price – silver ($/oz)	$39	$19	$36	$18

Gold production in the third quarter of 2011 of 26,339 ounces was below expectation, while silver production of 121,264 ounces for the third quarter continued to exceed expectation. Gold production in the third quarter was impacted by delays in receipt of additional equipment to increase the pumping capacity of solution to upper lifts of the leach pad. This eight-week delay has resulted in the mine being approximately 15,000 ounces behind schedule on gold production. Similarly, year-to-date gold production is below expectation. The mine reported no safety or environmental incidents in the first nine months of 2011 and, as of October 2011, the mine has achieved two full years without a lost time accident.

Hycroft production increased in the third quarter with 8.2 million tons of material mined, including 4.7 million tons of ore at average grades of 0.012 opt gold and 0.256 opt silver. The mining rate steadily increased in the quarter with the addition of the new larger capacity shovels and more efficient production drilling equipment. The strip ratio in the third quarter increased 43% from June to September as the mine moved more waste material from the Cut-5 pit. Average gold grades mined in the third quarter of 2011 were as expected, but lower when compared with the third quarter of 2010 as mining activities continue in a lower grade phase of the Brimstone pit. Average silver grades were significantly better than expected and higher when compared with the same period in 2010. Historical drilling, which makes up a large component of the Brimstone deposit database, had limited silver assay data and thus the model continues to underestimate silver grades. The mine placed approximately 160,478 contained ounces of gold (recoverable – 90,830 ounces) and 3,582,422 ounces of silver (recoverable – 358,242 ounces) on the leach pads in the nine months ended September 30, 2011.

Implementation of the accelerated heap leach mining expansion plan is progressing well. Expansion of the Merrill-Crowe plant to increase solution processing capacity from 3,500 gpm to 5,000 gpm is completed. Completion of the pumping station to increase solution flow up to the higher lifts of the leach pad was completed in October. The Lewis leach pad construction is nearing completion and it is expected that the mine will begin placing ore by early Q1 2012. Construction of the new truck shop capable of servicing the larger mining equipment is on track to be completed in the fourth quarter of 2011. The mine placed into

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operation two additional 320-ton haul trucks, bringing the total to seven 320-ton trucks and seven 200-ton trucks currently in operation. The mine also placed the first of three Hitachi EX5500 large capacity shovels into operation in the third quarter of 2011, adding to the two Hitachi EX3500 shovels currently in operation.

Adjusted cash costs1 of $478 was in-line with expectation. Year-to-date 2011, adjusted cash costs1 of $486 is in-line with stated full year guidance of $450-$490 per ounce and the Company remains on track to meet the higher end of that range. Better than expected silver revenue byproduct credits from the increased silver production have been offset by the increased operating costs resulting from the utilization of smaller loading units. Unit costs are trending down with the introduction of the new mining equipment late in the third quarter, which will provide ongoing operating efficiencies. Mining and processing costs decreased approximately 20% and 8%, respectively, in September when compared with June, 2011, reflecting utilization of the more efficient mining equipment.

Exploration

At Hycroft, the Company completed 20,783 feet of drilling in 76 holes in the third quarter of 2011. The primary focus for the third quarter drill program was to continue infill and engineering drilling in support of detailed engineering for the mill expansion project. Results of the third quarter drill program continue to include long intervals of mineralization at or above average resource grade mineralization. Drilling for the remainder of 2011 will continue to be focused on infill drilling and condemnation drilling related to the mill expansion project with limited step-out drilling to test geophysical anomalies.

At Hasbrouck, the Company drilled 26 holes in the third quarter of 2011 totaling 22,600 feet. Drilling in the third quarter focused on understanding the extent of the mineralization in the high-grade Saddle Zone and following up on suspected higher grade targets. This drilling was successful in expanding the Saddle Zone along strike, while the zone remains open along a northeast-southwest trend and at depth. New higher grade zones of mineralization were also identified through drilling in the second quarter, including the discovery of the Franco Zone to the east (announced in the July 19, 2011, press release). Follow-up drilling has also extended these zones along strike and at depth. Drilling for the remainder of the year will focus on further definition of these zones.

2011 Outlook

Hycroft Operations

In 2011, we expect Hycroft to mine approximately 35.0 million tons of material, including 19.0 million tons of ore at average grades of 0.013 opt gold. The average grades in 2011 are expected to be lower than those mined in 2010 as the mine moves through a lower grade phase of mining of the Brimstone pit.

Delays in receiving mining equipment have negatively impacted production at Hycroft. The first Hitachi shovel went into operation six months behind schedule and the second shovel is expected to be in operation in December of 2011, four months behind schedule. Delays in the delivery of critical pumping equipment required to increase the solution flow to higher lifts of the leach pad have resulted in the mine being approximately 15,000 ounces behind schedule on gold production. Two haul trucks were one month behind schedule due to issues experienced upon commissioning. Reflecting the impact of the delayed equipment delivery, Allied Nevada is revising full year 2011 production guidance to approximately 100,000 ounces.

[1]	Allied Nevada uses the non-GAAP financial measures “adjusted cash cost” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

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Adjusted cash costs1 for 2011 are expected to be at the higher end of the previously stated range of $450-$490 per ounce. Unit costs are trending down with the introduction of the new mining equipment which provides additional operating efficiencies. Adjusted cash costs1 in the fourth quarter are expected to continue to benefit from these ongoing improvements.

Production has been increasing steadily with the addition of the first large Hitachi EX5500 shovel and is expected to continue increasing through the remainder of the year. Adjusted cash cost1 per ounce is expected to be higher in 2011 as compared to 2010 due to higher commodity price expectations, a lower grade mining phase and an increased waste mining rate as the mine continues to ramp up the oxide expansion.

Major Capital Programs

Capital additions in 2011 are expected to total approximately $110 million. Significant capital projects include the following: expansion of the mobile equipment fleet at Hycroft with additional 320-ton haul trucks and larger capacity shovels ($53 million); support building improvements, increased process plant capacity modifications and ongoing leach pad expansion at Hycroft ($22 million); capitalized stripping and drilling ($9 million); and other capitalized spending of $26 million. As announced in October 2011, a significant portion of the mobile equipment has been financed through capital leases. As of September 30, 2011, approximately $87.2 million of the 2011 capital program associated with the Hycroft accelerated heap leach project has been spent or committed, inclusive of the capital leases for mobile mining equipment.

The Company continues to implement near and long-term opportunities to increase production, reduce costs, and extend the life of the Hycroft mine. These initiatives include:

1.	Continued implementation of the Hycroft Accelerated Heap Leach Project: The mine has been successful in initiating the accelerated oxide heap leach plan with the addition of a crushing circuit, completion of the 2010 leach pad expansion and integration of the larger scale mining equipment. The operating plan will be to continue increasing the mining rate as new equipment is delivered throughout 2011. The goal for 2011 is to increase the mining rate to 35 million tons (from 26.5 million in 2010) and ultimately to 81 million tons by 2012. By tripling the mining rate, we expect the mine to increase annual gold production to average over 300,000 ounces per year by 2013.

2.	Hycroft Milling Project: The Company completed and announced the results of a positive feasibility study in September 2011 and the Board of Directors has approved the funding to move directly into detailed engineering and ordering of long-lead items. The Company has begun both of these efforts, most recently announcing the ordering of the major mining equipment and critical components of the gyratory crushing system. The decision was made to accelerate the construction of the gyratory crusher by one year to allow for crushing of 100% of the heap leach material, before the system is transitioned to be used in the milling operation.

3.	Hasbrouck Development: The Company is in the process of completing a preliminary economic assessment (“PEA”) for the Hasbrouck Project, located near Tonopah, Nevada. The goal for the project is to announce the results of the PEA along with an updated mineral resource estimate in the first quarter of 2012.

[1]	Allied Nevada uses the non-GAAP financial measures “adjusted cash cost” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

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4.	Develop exploration properties: A greater emphasis is being placed on regional exploration targets and advancing potential development properties in 2011. Exploration programs have been designed for a number of the Company’s other exploration properties in 2011 to follow up on opportunities identified during the 2010 field program.

Conference Call Information

Allied Nevada will host a conference call to discuss these results on Monday, November 7, 2011, at 8:00 am PT (11:00 am ET), which will be followed by a question and answer session.

To access the call, please dial:

    Canada & US toll-free – 1-800-814-4861

    Outside of Canada & US – 1-416-644-3418

Replay (available until November 21, 2011):

    Access code: 4485810#

    Canada & US toll-free – 1-877-289-8525

    Outside of Canada & US – 1-416-640-1917

An audio recording of the call will be archived on our website at www.alliednevada.com.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom

President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its development and the timing, results and benefits of exploration, operations, drill programs, Hycroft expansion, construction activities and economics and engineering assessments and feasibility studies; expectations regarding the expected timing, cost and financing of exploration spending and equipment and the anticipated benefits of such items; potential growth and optimization opportunities; the completion, costs and benefits of expansions at Hycroft; the potential for confirming, upgrading and expanding oxide gold and silver mineralized material at Hycroft; mineral reserve and resource estimates; cost and expense estimates, estimates of gold and silver grades and waste mined; the overall strip ratio; the silver to gold production ratio; estimates of recovery rates; the life of the Hycroft mine and the cash flow generated by the property; the amount and timing of future gold and silver production and sales from the Hycroft mine and the associated cost of sales and adjusted cash costs; commodity prices; the sufficiency of current oxide reserves; expectations regarding the Company’s future capital requirements and expenditures and the sources and adequacy of liquidity available to the Company; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning mineral reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

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Non-GAAP Measures

Adjusted cash costs is a non-GAAP measure, calculated on a per ounce of gold sold basis, and includes all normal direct and indirect operating cash costs related directly to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash costs provides management and investors with a measure to assess the Company’s performance against other precious metals companies and performance of the mining operations over multiple periods. Non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. For further information, see our audited financial statements filed with our annual report on Form 10-K/A.

The table below presents a reconciliation between non-GAAP adjusted cash costs to costs of sales (GAAP) for the three and nine month periods ended September 30, 2011, (in thousands, except ounces sold):

	Three months ended September 30,	Nine months ended September 30,
	2011	2011
Total cost of sales	$19,312	$47,936
Less:
Depreciation and amortization	(2,185)	(5,301)
Silver revenues	(4,246)	(9,326)

Total adjusted cash costs	$12,881	$33,309
Gold ounces sold	26,971	68,605
Adjusted cash costs	$478	$486

Consent of Qualified Person

Mr. David C. Flint, Vice President, Exploration for Allied Nevada and AIPG Certified Professional Geologist #10360, is Allied Nevada’s Qualified Person as defined under National Instrument 43-101. He has supervised the preparation of the technical information and has reviewed and approved the contents of this news release.

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ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(US dollars in thousands, except shares)

	(Unaudited)
	September 30, 2011	December 31, 2010
Assets:
Cash and cash equivalents	$297,722	$337,829
Inventories	16,526	9,978
Ore on leach pads	67,481	49,357
Prepaids and other	6,723	7,405
Deferred tax asset, current	3,788	4,655

Current assets	392,240	409,224

Plant and equipment, net	110,086	66,081
Mine development	45,369	18,874
Restricted cash	18,585	15,020
Other assets, non-current	3,278	2,292
Mineral properties	35,486	35,522
Deferred tax asset, non-current	16,543	20,339

Total assets	$621,587	$567,352

Liabilities:
Accounts payable	$28,052	$14,931
Other liabilities, current	4,773	1,732
Capital lease obligations, current	6,478	3,215
Asset retirement obligation, current	463	463

Current liabilities	39,766	20,341

Capital lease obligations, non-current	20,104	11,104
Asset retirement obligation, non-current	6,389	6,303
Other accrued liabilities, non-current	9,995	6,850

Total liabilities	76,254	44,598

Commitments and Contingencies

Shareholders’ Equity:

Common stock ($0.001 par value, 100,000,000 shares authorized, shares issued and outstanding: 89,330,388 at September 30, 2011 and 88,958,989 at December 31, 2010)	89	89
Additional paid-in-capital	587,444	583,354
Accumulated deficit	(42,200)	(60,689)

Total shareholders’ equity	545,333	522,754

Total liabilities and shareholders’ equity	$621,587	$567,352

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ALLIED NEVADA GOLD CORP.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(US dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenue	$49,644	$38,872	$115,150	$99,443

Operating expenses:
Production costs	17,127	19,067	42,635	41,795
Depreciation and amortization	2,185	2,228	5,301	5,233

Total cost of sales	19,312	21,295	47,936	47,028
Exploration and land holding costs	6,095	8,065	23,044	16,894
Accretion	114	109	337	331
Corporate general and administrative	4,516	5,702	18,691	13,955

Income from operations	19,607	3,701	25,142	21,235

Interest income	136	66	265	112
Interest expense	(72)	(94)	(376)	(282)
Net foreign exchange gain (loss)	(52)	849	(10)	3,020
Other income	1,167	—	1,171	271

Income before income taxes	20,786	4,522	26,192	24,356
Income tax (expense) benefit	(6,114)	(1,463)	(7,703)	3,147

Net income	$14,672	$3,059	$18,489	$27,503

Earnings per share:
Basic	$0.16	$0.03	$0.21	$0.34
Diluted	$0.16	$0.03	$0.20	$0.33

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ALLIED NEVADA GOLD CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$14,672	$3,059	$18,489	$27,503

Adjustments to reconcile net income for the period to net cash provided by operating activities:
Depreciation and amortization	2,185	2,228	5,301	5,233
Accretion	114	109	337	331
Stock-based compensation	1,119	2,880	6,294	6,975
Gain on sale of mineral properties	(1,097)	—	(1,097)	—
Gain on disposal of assets	(22)	—	(10)	—
Deferred taxes	3,702	1,311	4,663	(4,005)
Gain on recognition of deferred income	—	—	—	(269)

Change in operating assets and liabilities:
Inventories	(2,764)	(583)	(6,177)	(3,011)
Ore on leach pads	(2,520)	932	(15,508)	(8,932)
Prepaids and other assets	(1,217)	(546)	1,094	(3,263)
Accounts payable	(1,516)	786	3,734	1,579
Asset retirement obligation	(90)	(28)	(251)	(264)
Accrued liabilities and other	2,884	1,317	3,108	2,030

Net cash provided by operating activities	15,450	11,465	19,977	23,907

Cash flows from investing activities:
Additions to plant and equipment	(8,923)	(11,408)	(26,676)	(21,601)
Additions to mine development	(13,183)	(1,662)	(26,505)	(5,553)
Additions to mineral properties	(13)	—	(113)	—
(Increase) decrease in restricted cash	357	(14)	(3,565)	(942)
Proceeds from other investing activities	10	—	110	60

Net cash used in investing activities	(21,752)	(13,084)	(56,749)	(28,036)

Cash flows from financing activities:
Proceeds on issuance of common stock	183	3,813	794	279,231
Refund (payment) of share issuance costs	—	(54)	15	(17,887)
Payment of loan costs	—	—	(476)	—
Repayments of principal on capital lease agreements	(1,422)	(358)	(3,668)	(1,017)

Net cash provided by (used in) financing activities	(1,239)	3,401	(3,335)	260,327

Net increase (decrease) in cash and cash equivalents	(7,541)	1,782	(40,107)	256,198
Cash and cash equivalents, beginning of period	305,263	345,997	337,829	91,581

Cash and cash equivalents, end of period	$297,722	$347,779	$297,722	$347,779

Supplemental cash flow disclosures:
Cash paid for interest	$392	$94	$995	$282
Cash paid for taxes	—	150	—	450
Non-cash financing and investing activities:
Mining equipment acquired by capital lease	3,595	1,372	15,931	1,372
Mining equipment acquired by accounts payable additions	9,387	—	9,387	—
Marketable equity securities received a mineral property sale	$1,097	$—	$1,097	$—

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